Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three Months and Year Ended December 31, 2019

HOUSTON, Texas – February 6, 2020 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months and year ended December 31, 2019.  The Company reported a net loss of $85.9 million, or $0.44 per share, for the fourth quarter of 2019, compared to a net loss of $201 million, or $0.93 per share, for the fourth quarter of 2018.  Revenues for the fourth quarter of 2019 were $492 million, compared to $796 million for the fourth quarter of 2018.

For the year ended December 31, 2019, the Company reported a net loss of $426 million, or $2.10 per share, compared to a net loss of $321 million, or $1.47 per share, for the year ended December 31, 2018.  Revenues for the year ended December 31, 2019 were $2.5 billion, compared to $3.3 billion for the year ended December 31, 2018.

During 2019, the Company spent $250 million to repurchase 22.6 million shares pursuant to the Company’s share repurchase program.  The Company also reduced its long-term debt by $150 million during 2019 and extended debt maturities.  During the fourth quarter, the Company issued $350 million of senior, unsecured notes due 2029 in order to refinance $300 million of notes due 2022 and to reduce outstanding borrowings under a bank term loan.  The early repayment of notes due 2022 resulted in a pre-tax charge of $15.8 million during the fourth quarter.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We believe our rig count bottomed in the fourth quarter and will modestly increase in early-2020.  Lower than expected rig activity and higher than expected operating costs in the fourth quarter were the result of changes in our geographic mix and gaps in rig activity between jobs.  In the first quarter, increasing rig count in the Permian should more than offset lower activity in other markets.”

Mr. Hendricks continued, “In contract drilling, our rig count averaged 123 rigs in the fourth quarter, down from 142 rigs in the third quarter.  The decrease in activity primarily occurred early in the fourth quarter with our December rig count showing the first increase in a year.  For the first quarter, we expect activity will improve from December levels and result in an average rig count similar to the fourth quarter.

“During the fourth quarter, the fluctuation in activity resulted in increased revenues and expenses associated with stacking rigs in some basins, while reactivating rigs in the Permian.  Additionally, gaps in the work schedule resulted in some rigs being stacked early in the quarter and being reactivated later in the quarter, which required us to carry extra labor while the rigs were not generating revenue or operating days.  Therefore, average rig revenue per operating day and average rig direct operating cost per day of $23,980 and $15,540, respectively, were both higher than expected.

“As of December 31, 2019, we had term contracts for drilling rigs providing for approximately $605 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 77 rigs operating under term contracts during the first quarter and an average of 58 rigs operating under term contracts during 2020.

“In pressure pumping, our gross profit was $21.9 million for the fourth quarter, which included the benefit of a $10.8 million sales tax refund that reduced direct operating costs.  We started the fourth quarter with 14 active spreads and stacked one spread in October and two spreads in November, as activity declined throughout the quarter.  We expect to average 10 active spreads for the first quarter and will be negatively impacted by the sudden operational stoppage of a major oil company customer, however, due to the actions we have taken and continue to take, we believe that pressure pumping results should improve later in the year.

“In directional drilling, as we expected, a steep drop in fourth quarter activity resulted in revenues falling to $38.6 million in the fourth quarter from $47.0 million in the third quarter.  Lower activity levels, combined with higher than expected expenses for repairs and maintenance, contributed to a lower than expected gross margin of $3.8 million for the fourth quarter.”

Mr. Hendricks concluded, “Based on our current outlook for 2020 activity, we expect to spend approximately $250 million of capex for the year, down from $348 million in 2019.  Our capex budget is primarily focused on maintenance spending to preserve the service quality for our customers and the earnings power of our assets.”

Mark S. Siegel, Chairman of Patterson-UTI, stated, “In 2019, Patterson-UTI proactively responded to tough market conditions.  We reduced capital spending by 46% and focused spending on maintaining the high quality of our equipment.  We also made strategic investments in automation and performance technologies, a number of which will come to the market in 2020.

“In 2019, we generated strong cash flow and further strengthened our financial position.  During the year, we spent $250 million to reduce our number of outstanding shares by more than 10%, and we reduced our long-term debt by $150 million” he concluded.

The Company declared a quarterly dividend on its common stock of $0.04 per share, payable on March 19, 2020, to holders of record as of March 5, 2020.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended December 31, 2019, is scheduled for today, February 6, 2020, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 704-2496 (Domestic) and (647) 253-8661 (International).  The conference ID for both numbers is 1061035.  The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at https://investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation, improvement or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies, including the ability to develop and obtain satisfactory returns from new technology; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; cybersecurity risk; difficulty with growth and in integrating acquisitions and new technology; governmental regulation; perception of sustainability practices; product liability; legal proceedings, including technology disputes, and actions by governmental or other regulatory agencies; political, economic and social instability risk; ability to effectively identify and enter new markets; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; ability to maintain credit rating and service debt; stock price volatility; anti-takeover measures in our charter documents; contingent tax liabilities; and ability to use net operating losses.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUES	$492,297	$795,937	$2,470,685	$3,326,997
COSTS AND EXPENSES:
Direct operating costs	363,515	557,685	1,773,697	2,402,487
Depreciation, depletion, amortization and impairment	180,011	212,390	1,003,873	916,318
Impairment of goodwill	—	211,129	17,800	211,129
Selling, general and administrative	31,833	32,771	133,513	134,071
Provision for bad debts	2,089	—	5,683	—
Merger and integration expenses	—	—	—	2,738
Other operating income, net	(2,388)	(7,248)	(2,305)	(17,569)

Total costs and expenses	575,060	1,006,727	2,932,261	3,649,174

OPERATING LOSS	(82,763)	(210,790)	(461,576)	(322,177)

OTHER INCOME (EXPENSE):
Interest income	1,532	997	6,013	5,597
Interest expense, net of amount capitalized	(28,183)	(12,910)	(75,204)	(51,578)
Other	61	84	389	750

Total other expense	(26,590)	(11,829)	(68,802)	(45,231)

LOSS BEFORE INCOME TAXES	(109,353)	(222,619)	(530,378)	(367,408)
INCOME TAX BENEFIT	(23,430)	(21,370)	(104,675)	(45,987)

NET LOSS	$(85,923)	$(201,249)	$(425,703)	$(321,421)

NET LOSS PER COMMON SHARE:
Basic	$(0.44)	$(0.93)	$(2.10)	$(1.47)
Diluted	$(0.44)	$(0.93)	$(2.10)	$(1.47)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	193,687	215,700	203,039	218,643
Diluted	193,687	215,700	203,039	218,643
CASH DIVIDENDS PER COMMON SHARE	$0.04	$0.04	$0.16	$0.14

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Contract Drilling:
Revenues	$270,785	$387,487	$1,308,350	$1,430,492
Direct operating costs	$175,427	$229,074	$785,355	$885,704
Margin (1)	$95,358	$158,413	$522,995	$544,788
Selling, general and administrative	$1,701	$1,697	$6,317	$6,296
Depreciation, amortization and impairment	$113,169	$129,773	$668,007	$571,607
Operating (loss) income	$(19,512)	$26,943	$(151,329)	$(33,115)

Operating days – United States	11,246	16,732	54,282	63,971
Operating days – Canada	45	137	262	508
Operating days – Total	11,291	16,869	54,544	64,479

Average revenue per operating day – United States	$24.01	$23.00	$24.02	$22.22
Average direct operating costs per operating day – United States	$15.47	$13.58	$14.36	$13.71
Average margin per operating day – United States (1)	$8.54	$9.43	$9.66	$8.50
Average rigs operating – United States	122	182	149	175

Average revenue per operating day – Canada	$16.78	$19.15	$17.92	$18.29
Average direct operating costs per operating day – Canada	$32.47	$14.10	$22.68	$16.85
Average margin per operating day – Canada (1)	$(15.69)	$5.04	$(4.76)	$1.45
Average rigs operating – Canada	0	1	1	1

Average revenue per operating day – Total	$23.98	$22.97	$23.99	$22.19
Average direct operating costs per operating day – Total	$15.54	$13.58	$14.40	$13.74
Average margin per operating day – Total (1)	$8.45	$9.39	$9.59	$8.45
Average rigs operating – Total	123	183	149	177

Capital expenditures	$36,275	$94,958	$194,416	$394,595

Pressure Pumping:
Revenues	$161,448	$319,703	$868,694	$1,573,396
Direct operating costs	$139,597	$257,497	$724,788	$1,263,850
Margin (2)	$21,851	$62,206	$143,906	$309,546
Selling, general and administrative	$2,921	$3,989	$12,655	$15,420
Depreciation, amortization and impairment	$45,493	$58,640	$233,952	$250,010
Impairment of goodwill	$—	$121,444	$—	$121,444
Operating loss	$(26,563)	$(121,867)	$(102,701)	$(77,328)

Fracturing jobs	93	181	505	812
Other jobs	215	250	844	1,081
Total jobs	308	431	1,349	1,893

Average revenue per fracturing job	$1,613.67	$1,737.50	$1,673.81	$1,909.42
Average revenue per other job	$52.92	$20.86	$27.75	$21.23
Average revenue per total job	$524.18	$741.77	$643.95	$831.17
Average costs per total job	$453.24	$597.44	$537.28	$667.64
Average margin per total job (2)	$70.94	$144.33	$106.68	$163.52
Margin as a percentage of revenues (2)	13.5%	19.5%	16.6%	19.7%

Capital expenditures	$15,775	$47,870	$105,803	$173,848

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Directional Drilling:
Revenues	$38,572	$56,398	$188,786	$209,275
Direct operating costs	$34,726	$49,715	$178,645	$175,829
Margin (3)	$3,846	$6,683	$10,141	$33,446
Selling, general and administrative	$2,644	$2,631	$10,642	$15,941
Depreciation, amortization and impairment	$10,468	$10,278	$52,223	$45,317
Impairment of goodwill	$—	$89,685	$—	$89,685
Operating loss	$(9,266)	$(95,911)	$(52,724)	$(117,497)

Margin as a percentage of revenues (3)	10.0%	11.8%	5.4%	16.0%

Capital expenditures	$4,428	$6,211	$15,549	$35,929

Other Operations:
Revenues	$21,492	$32,349	$104,855	$113,834
Direct operating costs	$13,765	$21,399	$84,909	$77,104
Margin (4)	$7,727	$10,950	$19,946	$36,730
Selling, general and administrative	$1,408	$3,620	$14,068	$13,439
Depreciation, depletion, amortization and impairment	$9,331	$11,824	$42,803	$41,512
Impairment of goodwill	$—	$—	$17,800	$—
Operating loss	$(3,012)	$(4,494)	$(54,725)	$(18,221)

Capital expenditures	$5,938	$11,136	$27,132	$34,660

Corporate:
Selling, general and administrative	$23,159	$20,834	$89,831	$82,975
Merger and integration expenses	$—	$—	$—	$2,738
Depreciation	$1,550	$1,875	$6,888	$7,872
Other operating income, net	$(2,388)	$(7,248)	$(2,305)	$(17,569)
Provision for bad debts	$2,089	$—	$5,683	$—

Capital expenditures	$1,808	$715	$4,612	$2,426

Total capital expenditures	$64,224	$160,890	$347,512	$641,458

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)

For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion, amortization and impairment, impairment of goodwill, and selling, general and administrative expenses.

	December 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2019	2018
Cash and cash equivalents	$174,185	$245,029
Current assets	$631,815	$950,197
Current liabilities	$400,602	$526,316
Working capital	$231,213	$423,881
Long-term debt	$966,540	$1,119,205

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(85,923)	$(201,249)	$(425,703)	$(321,421)
Income tax benefit	(23,430)	(21,370)	(104,675)	(45,987)
Net interest expense	26,651	11,913	69,191	45,981
Depreciation, depletion, amortization and impairment	180,011	212,390	1,003,873	916,318
Impairment of goodwill	—	211,129	17,800	211,129

Adjusted EBITDA	$97,309	$212,813	$560,486	$806,020

Total revenues	$492,297	$795,937	$2,470,685	$3,326,997
Adjusted EBITDA margin	19.8%	26.7%	22.7%	24.2%

Adjusted EBITDA by operating segment:
Contract drilling	$93,657	$156,716	$516,678	$538,492
Pressure pumping	18,930	58,217	131,251	294,126
Directional drilling	1,202	4,052	(501)	17,505
Other operations	6,319	7,330	5,878	23,291
Corporate	(22,799)	(13,502)	(92,820)	(67,394)

Consolidated Adjusted EBITDA	$97,309	$212,813	$560,486	$806,020

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2019	2019
	Fourth	Third
	Quarter	Quarter	Change
Contract drilling revenues	$270,785	$317,035	$(46,250)
Operating days - Total	11,291	13,081	(1,790)
Average rigs operating - Total	123	142	(19)
Average revenue per operating day - Total	$23.98	$24.24	$(0.26)
Direct operating costs - Total	$175,427	$188,934	$(13,507)
Average direct operating costs per operating day - Total	$15.54	$14.44	$1.10
Average margin per operating day - Total	$8.45	$9.79	$(1.34)

PATTERSON-UTI ENERGY, INC.

Directional Drilling Margin

(unaudited, in thousands)

	2019	2019
	Fourth	Third
	Quarter	Quarter	Change
Directional drilling revenues	$38,572	$47,037	$(8,465)
Direct operating costs	34,726	56,215	(21,489)
Margin	$3,846	$(9,178)	$13,024